Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 10, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Raytheon Company’s Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 6, 2016